Exhibit 99.1

CONTACTS:

Timothy K. Zimmerman	Andrew W. Hasley	Susan A. Parente
Chief Executive Officer	President	Executive Vice President & Chief
412.856.0363	412.781.0320	Financial Officer
		412.856.0363

RELEASE DATE: July 27, 2017

STANDARD AVB FINANCIAL CORP. ANNOUNCES THIRD QUARTER EARNINGS

AND A QUARTERLY DIVIDEND PAYMENT

Monroeville, Pennsylvania – July 27, 2017 – Standard AVB Financial Corp. (the “Company”) - (OTCQX: STND), the holding company for Standard Bank PaSB, today announced earnings for the quarter ended June 30, 2017 of $384,000, or $0.09 per share, compared to $866,000, or $0.37 per share, for the quarter ended June 30, 2016. As previously disclosed, the merger of Allegheny Valley Bancorp, Inc. with and into Standard Financial Corp. was consummated at the close of business on April 7, 2017. Net income for the third quarter was significantly impacted by merger-related expenses of $2.8 million ($1.9 million after-tax). Excluding the after-tax impact of the merger-related expenses, net income would have been $2.3 million, or $0.52 per share for the quarter ended June 30, 2017, compared to $866,000, or $0.37 per share for the quarter ended June 30, 2016. The Company’s annualized return on average assets and average equity were 0.16% and 1.17%, respectively, (0.95% and 7.02%, respectively, excluding the merger-related expenses) for the quarter ended June 30, 2017 compared to 0.71% and 4.77%, respectively, for the quarter ended June 30, 2016.

For the nine months ended June 30, 2017, net income was $1.5 million, or $0.49 per share compared to $2.6 million, or $1.07 per share for the nine months ended June 30, 2016. Merger-related expenses for the nine months ended June 30, 2017 were $3.4 million ($2.4 million after tax). Excluding the after-tax impact of merger-related expenses, earnings would have been $3.9 million or $1.26 per share compared to $2.6 million or $1.07 per share for the nine months ended June 30, 2016. The Company’s annualized return on average assets and average equity were 0.31% and 2.17%, respectively, (0.80% and 5.60%, respectively, excluding the merger-related expenses) for the nine months ended June 30, 2017 compared to 0.74% and 4.77%, respectively, for the nine months ended June 30, 2016.

The Company’s board of directors declared a quarterly cash dividend of $0.221 per share of the Company’s common stock. The dividend will be payable to stockholders of record as of August 3, 2017 and will be paid on August 17, 2017.

Timothy K. Zimmerman, CEO, stated, “The 2017 third quarter represents the legal completion of the merger transaction with Allegheny Valley Bancorp, Inc. As anticipated, the results for the current quarter and fiscal year to date have been directly and indirectly impacted by the expenses associated with the merger transaction. However, we are encouraged by the initial financial results from the merger. The customer facing processes, including data processing platforms, internal systems and operational departments are scheduled for conversion in the upcoming quarter. We remain committed to loan growth, good asset quality and control of non-interest expenses as we complete the conversion.”

All comparisons to fiscal year-end 2016 and the three and nine months ended June 30, 2016 that follow are to Standard Financial Corp. only, before the merger date.

Total assets at June 30, 2017 increased 97% to $977.4 million, from $495.1 million at September 30, 2016. Net loans receivable at June 30, 2017 were $733.4 million, compared to $378.0 million at September 30, 2016. The 94% increase in loans was a result of the acquisition and also organic growth in commercial mortgage, commercial business and residential mortgage loans during the quarter.

Total deposits at June 30, 2017 increased 93% to $712.7 million from $368.3 million at September 30, 2016. Borrowed funds increased 143% to $123.4 million from $50.8 million. The increase in deposits and borrowed funds was primarily related to the acquisition.

Stockholders’ equity of $132.4 million increased 81% from $73.2 million at September 30, 2016. The increase is due primarily to the issuance of 2,168,097 shares of stock as merger consideration in the acquisition.

Net interest income was $7.1 million for the three months ended June 30, 2017 compared to $3.2 million for the three months ended June 30, 2016. The increase was primarily due to growth from the acquisition and increased loan production during the quarter. The net interest margin for the 2017 quarter was 3.17%, compared to 2.79% for the prior year quarter, due primarily to an increase in the yield on interest-earning assets, and a decrease in the yield on interest-bearing liabilities. Net interest income was $13.6 million for the nine months ended June 30, 2017, compared to $9.4 million for the nine months ended June 30, 2016, due primarily to growth from the acquisition. The net interest margin for the 2017 fiscal period was 3.01%, compared to 2.88% for the prior year, due to a lower yield on interest-bearing liabilities with the increase of non-interest bearing deposits from the acquisition.

The provision for loan losses recorded for the three months ended June 30, 2017 was $167,000, with no provision recorded in the 2016 period. A provision of $207,000 was recorded for the nine months ended June 30, 2017, compared to no provision for the prior nine month period. Non-performing loans at June 30, 2017 were $4.8 million, or 0.65% of total loans compared to $1.1 million, or 0.28% of total loans at September 30, 2016 and $1.3 million, or 0.35% of total loans at June 30, 2016. The increase in non-performing loans is due to the acquisition, however an adjustment of $3.8 million was allocated to the loans acquired in the merger as part of the general credit mark.

Noninterest income totaled $1.2 million for the quarter ended June 30, 2017 compared to $615,000 for the quarter ended June 30, 2016 and $2.4 million for the nine months ended June 30, 2017 compared to $2.0 million for the 2016 period. The increase for both periods was due to increased service charges on deposits and higher investment management fees, primarily related to the acquisition.

Noninterest expenses (excluding merger-related expenses) totaled $4.7 million for the quarter ended June 30, 2017, compared to $2.6 million for the quarter ended June 30, 2016. For the nine months ended June 30, 2017, noninterest expenses totaled $10.1 million compared to $7.7 million for the nine months ended June 30, 2016. The higher non-interest expenses for both periods were due mainly to increases in compensation, premises and other operating expenses as a result of including the operations of Allegheny Valley Bank beginning as of close of business April 7, 2017.

Standard AVB Financial Corp., with total assets of $ 977.4 million at June 30, 2017, is the parent company of Standard Bank, PaSB, a Pennsylvania chartered savings bank which operates 18 offices serving individuals and small to mid-sized businesses in Allegheny, Westmoreland and Bedford Counties, in Pennsylvania and Allegany County in Maryland. Standard Bank is a member of the FDIC and an Equal Housing Lender.

This news release may contain a number of forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

(More)

Standard AVB Financial Corp. (1)

Financial Highlights

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
OPERATIONS DATA:	2017	2016	2017	2016
Interest and Dividend Income	$8,334	$4,039	$16,621	$12,009
Interest Expense	1,256	873	2,995	2,566
Net Interest Income	7,078	3,166	13,626	9,443
Provision for Loan Losses	167	-	207	-
Net Interest Income after Provision for Loan Losses	6,911	3,166	13,419	9,443
Noninterest Income	1,190	615	2,372	2,024
Noninterest Expenses	4,740	2,571	10,082	7,712
Merger Expenses	2,837	-	3,396	-
Income before Income Tax Expense	524	1,210	2,313	3,755
Income Tax Expense	140	344	806	1,122
Net Income	$384	$866	$1,507	$2,633

Earnings Per Share - Basic	$0.09	$0.37	$0.49	$1.07
Earnings Per Share - Diluted	$0.08	$0.36	$0.47	$1.03
Annualized Return on Average Assets	0.16%	0.71%	0.31%	0.74%
Average Assets	$963,399	$484,679	$647,562	$474,408
Annualized Return on Average Equity	1.17%	4.77%	2.17%	4.77%
Average Equity	$130,944	$72,610	$92,489	$73,560
Net Interest Spread	3.00%	2.64%	2.85%	2.74%
Net Interest Margin	3.17%	2.79%	3.01%	2.88%

	June 30,	September 30,
FINANCIAL CONDITION DATA:	2017	2016
Total Assets	$977,422	$495,135
Cash and Cash Equivalents	20,234	18,161
Investment Securities	146,488	64,403
Loans Receivable, Net	733,413	378,080
Deposits	712,726	368,634
Borrowed Funds	123,436	50,820
Total Stockholders' Equity	132,351	73,175

Book Value Per Share	$27.68	$28.31
Tangible Book Value Per Share	$21.44	$24.91

Allowance for Loan Losses	$3,965	$3,800
Non-Performing Loans	$4,812	$1,056
Allowance for Loan Losses to Total Loans	0.54%	1.00%
Allowance for Loan Losses to Non-Performing Loans	82.4%	359.8%
Non-Performing Assets to Total Assets	0.50%	0.27%
Non-Performing Loans to Total Loans	0.65%	0.28%

(1) Financial highlights are for the three and nine months ending June 30, 2017 and June 30, 2016, respectively and reflect the financial results of Standard AVB Financial Corp. The 2017 periods include the acquisition of Allegheny Valley Bancorp, Inc., effective as of the close of business April 7, 2017.

Additional financial information is available at www.standardbankpa.com.

Exhibit 99

STANDARD FINANCIAL CORP.

RECONCILIATION OF CERTAIN NON-GAAP FINANCIAL MEASURES

EXPLANATION OF OUR USE OF NON-GAAP MEASURES

In addition to the results of operations presented in accordance with generally accepted accounting principles (GAAP), our management uses, and this exhibit contains, certain non-GAAP financial measures, such as net income excluding merger-related expenses, earnings per share excluding merger-related expenses, returns on average assets excluding merger-related expenses and returns on stockholders’ equity excluding merger-related expenses. We believe these non-GAAP financial measures provide information useful to investors in understanding our underlying operational performance, our business and performance trends, and facilitate comparisons with the performance of others in the financial service industry.

Although we believe that the above mentioned non-GAAP financial measures enhance investors’ understanding of our business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP. The reconciliation of these non-GAAP financial measures from GAAP to non-GAAP follows.

Standard Financial Corp.

Reconciliation of Certain Non-GAAP Financial Measures

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended June 30, 2017	Nine Months Ended June 30, 2017

Net Income (GAAP)	$384	$1,507
After tax merger-related expenses (GAAP)	1,913	2,377
Net income, excluding merger-related expenses	$2,297	$3,884

Earnings Per Share - Basic
GAAP	$0.09	$0.49
Excluding merger-related expenses	$0.52	$1.26

Earnings Per Share - Diluted
GAAP	$0.08	$0.47
Excluding merger-related expenses	$0.51	$1.22

Average Assets (GAAP)	$963,399	$647,562

Return on Average Assets
GAAP	0.16%	0.31%
Excluding merger-related expenses	0.95%	0.80%

Average Equity (GAAP)	$130,944	$92,489

Return on Average Equity
GAAP	1.17%	2.17%
Excluding merger-related expenses	7.02%	5.60%